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NIKE, INC. REPORTS FISCAL 2014 SECOND QUARTER RESULTS

•	Revenues from continuing operations up 8 percent to $6.4 billion

•	Diluted earnings per share from continuing operations up 4 percent to $0.59

•	Worldwide futures orders up 12 percent, 13 percent growth excluding currency changes

•	Inventories as of November 30, 2013 up 11 percent

BEAVERTON, Ore., December 19, 2013 - NIKE, Inc. (NYSE:NKE) today reported financial results for its fiscal 2014 second quarter ended November 30, 2013. Earnings per share for the quarter were up 4 percent due to higher revenues as a result of strong demand for NIKE, Inc. brands, gross margin expansion, and a lower tax rate partially offset by the impact of higher SG&A investments in NIKE, Inc. brands and business capabilities.

"Our strong second quarter results show why NIKE leads the industry,” said Mark Parker, President and CEO of NIKE, Inc. “Our powerful portfolio fuels growth across our categories and geographies. Because we never stop innovating, we enhance our ability to serve the athlete, inspire consumers and elevate the marketplace. We will continue to seize the best opportunities to drive sustainable, profitable growth for our shareholders.”*

Second Quarter Continuing Operations Income Statement Review

•	Revenues for NIKE, Inc. increased 8 percent to $6.4 billion, up 9 percent on a currency neutral basis.

◦	Revenues for the NIKE Brand were $6.1 billion, up 9 percent on a currency neutral basis, with growth in every product type, geography and key category.

◦	Revenues for Converse were $360 million, up 11 percent on a currency neutral basis, driven by strong performance in our largest owned markets: North America, the United Kingdom, and China.

•
Gross margin increased 140 basis points to 43.9 percent. Gross margin benefitted from a shift in the mix of the Company’s revenues to higher margin products and businesses, higher average prices, easing raw materials product input costs and continued strength in the higher margin Direct-to-Consumer business. These benefits were partially offset by unfavorable changes in foreign exchange rates and higher labor product input costs.

•
Selling and administrative expense grew 14 percent to $2.1 billion. Demand creation expense was $691 million, up 13 percent versus relatively low levels in the prior year, driven by marketing support for key product launches, consumer running events and upcoming global sporting events, including the World Cup and Winter Olympics. Operating overhead expense increased 14 percent to $1.4 billion due to investments in digital innovation and other growth businesses, as well as higher Direct to Consumer costs driven by growth and new store openings.

•
Other expense, net was $13 million, comprised primarily of a charge relating to an adverse legal judgment in Western Europe and foreign currency exchange losses. For the quarter, the Company estimates the year-over-year change in foreign currency related gains and losses included in other expense (income), net, combined with the impact of changes in currency exchange rates on the translation of foreign currency-denominated profits, decreased pretax income by approximately $32 million.

•
The effective tax rate was 25.1 percent, compared to 26.8 percent for the same period last year, an improvement primarily due to an increase in the amount of earnings from non-U.S. operations, which are generally subject to a lower tax rate.

•	Net income increased 3 percent to $537 million while diluted earnings per share increased 4 percent to $0.59, reflecting a slight decline in the weighted average diluted common shares outstanding.

November 30, 2013 Balance Sheet Review for Continuing Operations

•
Inventories for NIKE, Inc. were $3.7 billion, up 11 percent from November 30, 2012. NIKE Brand wholesale unit inventories increased 7 percent to support future demand. Changes in foreign currency exchange rates and product cost drove an approximate 4 percentage point net increase in NIKE, Inc. inventory growth.

•
Cash and short-term investments were $5.2 billion, $1.7 billion higher than last year as a result of proceeds from the issuance of debt and sale of the Umbro and Cole Haan businesses in the prior fiscal year, as well as higher net income.

Share Repurchases

During the second quarter, NIKE, Inc. repurchased a total of 5.5 million shares for approximately $402 million as part of the four-year, $8 billion program approved by the Board of Directors in September 2012. As of the end of the second quarter, a total of 29.2 million shares had been repurchased under this program at a cost of approximately $1.7 billion, an average of $58.82 per share.

Futures Orders

As of the end of the quarter, worldwide futures orders for NIKE Brand athletic footwear and apparel scheduled for delivery from December 2013 through April 2014 totaled $10.4 billion, 12 percent higher than orders reported for the same period last year, and 13 percent higher on a currency neutral basis.*

Conference Call

NIKE management will host a conference call beginning at approximately 2:00 p.m. PT on December 19, 2013, to review second quarter results. The conference call will be broadcast live over the Internet and can be accessed at http://investors.nikeinc.com. For those unable to listen to the live broadcast, an archived version will be available at the same location through 9:00 p.m. PT, December 26, 2013.

About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned NIKE, Inc. subsidiaries include Converse Inc., which designs, markets and distributes athletic lifestyle footwear, apparel and accessories and Hurley International LLC, which designs, markets and distributes surf and youth lifestyle footwear, apparel and accessories. For more information, NIKE’s earnings releases and other financial information are available on the Internet at http://investors.nikeinc.com and individuals can follow @Nike.

*
The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by Nike with the S.E.C., including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release concern changes in futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and “at once” orders, exchange rate fluctuations, order cancellations, discounts and returns, which may vary significantly from quarter to quarter, and because a significant portion of the business does not report futures orders.

(Additional Tables Follow)

NIKE, Inc.
CONSOLIDATED STATEMENTS OF INCOME
For the period ended November 30, 2013

	THREE MONTHS ENDED		%	SIX MONTHS ENDED		%
(Dollars in millions, except per share data)	11/30/2013	11/30/2012	Change	11/30/2013	11/30/2012	Change
Income from continuing operations:
Revenues	$6,431	$5,955	8%	$13,402	$12,429	8%
Cost of sales	3,605	3,425	5%	7,444	7,071	5%
Gross profit	2,826	2,530	12%	5,958	5,358	11%
Gross margin	43.9%	42.5%		44.5%	43.1%

Demand creation expense	691	613	13%	1,422	1,484	-4%
Operating overhead expense	1,397	1,223	14%	2,722	2,411	13%
Total selling and administrative expense	2,088	1,836	14%	4,144	3,895	6%
% of revenue	32.5%	30.8%		30.9%	31.3%

Interest expense (income), net	8	(1)	—	16	(4)	—
Other expense (income), net	13	(17)	—	41	(45)	—
Income before income taxes	717	712	1%	1,757	1,512	16%
Income taxes	180	191	-6%	440	406	8%
Effective tax rate	25.1%	26.8%		25.0%	26.9%

NET INCOME FROM CONTINUING OPERATIONS	537	521	3%	1,317	1,106	19%
NET LOSS FROM DISCONTINUED OPERATIONS	—	(137)	—	—	(155)	—
NET INCOME	$537	$384	40%	$1,317	$951	38%

Earnings per share from continuing operations:
Basic earnings per common share	$0.60	$0.58	3%	$1.48	$1.23	20%
Diluted earnings per common share	$0.59	$0.57	4%	$1.45	$1.20	21%

Earnings per share from discontinued operations:
Basic earnings per common share	$—	$(0.15)	—	$—	$(0.18)	—
Diluted earnings per common share	$—	$(0.15)	—	$—	$(0.16)	—

Weighted average common shares outstanding:
Basic	888.0	897.0		888.7	901.4
Diluted	910.6	913.1		910.7	918.3

Dividends declared per common share	$0.24	$0.21		$0.45	$0.39

NIKE, Inc.
CONSOLIDATED BALANCE SHEETS
As of November 30, 2013

	November 30,	November 30,	% Change
(Dollars in millions)	2013	2012
ASSETS
Current assets:
Cash and equivalents	$2,086	$2,291	-9%
Short-term investments	3,101	1,234	151%
Accounts receivable, net	3,208	3,188	1%
Inventories	3,695	3,318	11%
Deferred income taxes	315	327	-4%
Prepaid expenses and other current assets	1,202	733	64%
Assets of discontinued operations	—	344	—
Total current assets	13,607	11,435	19%
Property, plant and equipment	5,869	5,310	11%
Less accumulated depreciation	3,224	3,052	6%
Property, plant and equipment, net	2,645	2,258	17%
Identifiable intangible assets, net	385	374	3%
Goodwill	131	131	0%
Deferred income taxes and other assets	1,052	973	8%
TOTAL ASSETS	$17,820	$15,171	17%
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$7	$58	-88%
Notes payable	180	100	80%
Accounts payable	1,612	1,519	6%
Accrued liabilities	2,005	1,879	7%
Income taxes payable	47	45	4%
Liabilities of discontinued operations	—	198	—
Total current liabilities	3,851	3,799	1%
Long-term debt	1,201	170	606%
Deferred income taxes and other liabilities	1,424	1,188	20%
Redeemable preferred stock	—	—	—
Shareholders' equity	11,344	10,014	13%
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$17,820	$15,171	17%

NIKE, Inc.
DIVISIONAL REVENUES[1]
For the period ended November 30, 2013
				% Change Excluding Currency Changes[2]				% Change Excluding Currency Changes[2]
	THREE MONTHS ENDED		%		SIX MONTHS ENDED		%
(Dollars in millions)	11/30/2013	11/30/2012	Change		11/30/2013	11/30/2012	Change
North America
Footwear	$1,627	$1,480	10%	10%	$3,531	$3,225	9%	10%
Apparel	986	903	9%	9%	1,995	1,827	9%	9%
Equipment	188	181	4%	3%	410	378	8%	9%
Total	2,801	2,564	9%	9%	5,936	5,430	9%	9%
Western Europe
Footwear	695	547	27%	23%	1,524	1,263	21%	17%
Apparel	324	306	6%	0%	723	694	4%	1%
Equipment	55	55	0%	-2%	128	127	1%	-3%
Total	1,074	908	18%	15%	2,375	2,084	14%	11%
Central & Eastern Europe
Footwear	144	124	16%	16%	337	292	15%	14%
Apparel	135	114	18%	21%	274	243	13%	13%
Equipment	16	14	14%	10%	50	44	14%	13%
Total	295	252	17%	18%	661	579	14%	14%
Greater China
Footwear	358	324	10%	8%	699	681	3%	0%
Apparel	245	228	7%	4%	442	409	8%	5%
Equipment	26	30	-13%	-15%	62	69	-10%	-13%
Total	629	582	8%	5%	1,203	1,159	4%	1%
Japan
Footwear	101	109	-7%	15%	189	217	-13%	8%
Apparel	89	110	-19%	1%	142	177	-20%	0%
Equipment	20	21	-5%	17%	37	43	-14%	9%
Total	210	240	-13%	9%	368	437	-16%	5%
Emerging Markets
Footwear	686	728	-6%	2%	1,310	1,345	-3%	3%
Apparel	279	284	-2%	5%	505	507	0%	5%
Equipment	65	62	5%	14%	117	119	-2%	4%
Total	1,030	1,074	-4%	3%	1,932	1,971	-2%	4%
Global Brand Divisions[3]	31	28	11%	15%	63	55	15%	13%
Total NIKE Brand	6,070	5,648	7%	9%	12,538	11,715	7%	8%
Converse	360	316	14%	11%	854	734	16%	14%
Corporate[4]	1	(9)	—	—	10	(20)	—	—
Total NIKE, Inc. Revenues From Continuing Operations	$6,431	$5,955	8%	9%	$13,402	$12,429	8%	8%

Total NIKE Brand
Footwear	$3,611	$3,312	9%	11%	$7,590	$7,023	8%	9%
Apparel	2,058	1,945	6%	7%	4,081	3,857	6%	7%
Equipment	370	363	2%	4%	804	780	3%	4%
Global Brand Divisions[3]	31	28	11%	15%	63	55	15%	13%
[1] Certain prior year amounts have been reclassified to conform to fiscal year 2014 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.
[2]  Fiscal 2014 results have been restated using fiscal 2013 exchange rates for the comparative period to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.

[3] Global Brand Divisions primarily represent NIKE Brand licensing businesses that are not part of a geographic operating segment.
[4] Corporate revenues primarily consist of intercompany revenue eliminations and foreign currency revenue-related hedge gains and losses generated by entities within the NIKE Brand geographic operating segments and Converse through our centrally managed foreign exchange risk management program.

NIKE, Inc.
EARNINGS BEFORE INTEREST AND TAXES[1,2]
For the period ended November 30, 2013

	THREE MONTHS ENDED		%	SIX MONTHS ENDED		%
(Dollars in millions)	11/30/2013	11/30/2012	Change	11/30/2013	11/30/2012	Change
North America	$649	$565	15%	$1,462	$1,210	21%
Western Europe	123	110	12%	388	322	20%
Central & Eastern Europe	48	37	30%	129	91	42%
Greater China	197	187	5%	367	352	4%
Japan	47	45	4%	71	68	4%
Emerging Markets	243	298	-18%	453	519	-13%
Global Brand Divisions[3]	(462)	(410)	-13%	(928)	(866)	-7%
TOTAL NIKE BRAND	845	832	2%	1,942	1,696	15%
Converse	100	91	10%	269	215	25%
Corporate[4]	(220)	(212)	-4%	(438)	(403)	-9%
TOTAL EARNINGS BEFORE INTEREST AND TAXES	$725	$711	2%	$1,773	$1,508	18%
[1] The Company evaluates performance of individual operating segments based on earnings before interest and taxes (also commonly referred to as “EBIT”), which represents net income before interest expense (income), net, and income taxes.

[2] Certain prior year amounts have been reclassified to conform to fiscal year 2014 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.
[3] Global Brand Divisions primarily represent NIKE Brand licensing businesses that are not part of a geographic operating segment and selling general and administrative expenses that are centrally managed for the NIKE Brand.

[4] Corporate consists of unallocated general and administrative expenses, which includes expenses associated with centrally managed departments, depreciation and amortization related to the Company’s corporate headquarters, unallocated insurance and benefit programs, certain foreign currency gains and losses, including certain hedge gains and losses, corporate eliminations and other items.

NIKE, Inc.
NIKE BRAND REPORTED FUTURES GROWTH BY GEOGRAPHY[1]
As of November 30, 2013

	Reported Futures Orders	Excluding Currency Changes [2]

North America	11%	11%
Western Europe	26%	23%
Central & Eastern Europe	13%	14%
Greater China	4%	1%
Japan	-10%	1%
Emerging Markets	7%	15%
Total NIKE Brand Reported Futures	12%	13%
[1] Futures orders by geography and in total for NIKE Brand athletic footwear and apparel scheduled for delivery from December 2013 through April 2014, excluding NIKE Golf and Hurley.
The reported futures and advance orders growth is not necessarily indicative of our expectation of revenue growth during this period. This is due to year-over-year changes in shipment timing and because the mix of orders can shift between advance/futures and at-once orders and the fulfillment of certain orders may fall outside of the schedule noted above. In addition, exchange rate fluctuations as well as differing levels of order cancellations, discounts and returns can cause differences in the comparisons between advance/futures orders and actual revenues. Moreover, a significant portion of our revenue is not derived from futures and advance orders, including at-once and close-out sales of NIKE Brand footwear and apparel, sales of NIKE Brand equipment, sales from certain of our Direct to Consumer operations, and sales from Converse, NIKE Golf and Hurley.

[2] Reported futures have been restated using prior year exchange rates to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.